Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

7.000% NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES D

OF

FIRST CITIZENS BANCSHARES, INC.

First Citizens BancShares, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The Executive Committee of the Board of Directors of the Corporation (the “Executive Committee”), duly authorized by the Board of Directors of the Corporation (the “Board of Directors”) by resolutions of the Board duly adopted on October 28, 2025 (the “Board Resolutions”) and acting in accordance with such resolutions, the Corporation’s Amended and Restated Certificate of Incorporation, the Corporation’s Amended and Restated Bylaws, and applicable law, adopted the following resolution on November 13, 2025, creating a series of preferred stock of up to 5,000 shares from the Corporation’s authorized and unissued preferred stock, which series of preferred stock is to be designated as “7.000% Non-Cumulative Perpetual Preferred Stock, Series D”:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Amended and Restated Bylaws of the Corporation, applicable law, and the authority granted to and vested in the Executive Committee by the Board Resolutions, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the number of shares of such series, and the terms, preferences, privileges, designations, rights, qualifications, limitations, and restrictions thereof, are hereby established as set forth below:

Section 1. Designation of Series and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.000% Non-Cumulative Perpetual Preferred Stock, Series D” (the “Series D Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 5,000 shares, which may be decreased (but not below the number of shares of Series D Preferred Stock then outstanding) from time to time by the Board of Directors. Shares of outstanding Series D Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Section 2. Ranking. The shares of Series D Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution or winding-up of the Corporation, to the Common Stock and to any other class or series of Preferred Stock of the Corporation hereafter issued that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series D Preferred Stock or senior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding-up of the Corporation, as the case may be (collectively, the “Series D Junior Securities”);

(b) on a parity, as to dividends and upon liquidation, dissolution or winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter issued that, by its terms, expressly provides that such class or series ranks pari passu with the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding-up of the Corporation, as the case may be, including the 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share (the “Series B Preferred Stock”) and the 5.625% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share (the “Series C Preferred Stock”, and together with the Series A Preferred Stock and Series B Preferred Stock, the “Series D Parity Securities”); and

(c) junior, as to dividends and upon liquidation, dissolution or winding-up of the Corporation, to any other class or series of capital stock of the Corporation hereafter issued that, by its terms, expressly provides that such class or series ranks senior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding-up of the Corporation, as the case may be, if such issuance is approved by the holders of at least two-thirds of all of the shares of Series D Preferred Stock at the time outstanding, voting separately as a class.

The Corporation may authorize and issue additional shares of Series D Junior Securities and Series D Parity Securities from time to time without the consent of the holders of the Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to the Series D Preferred Stock:

“Base Rate” has the meaning set forth in the definition of Five-Year Treasury Rate.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

“Calculation Agent” means the calculation agent for the Series D Preferred Stock appointed by the Corporation prior to the First Reset Date, and its successors and assigns or any other calculation agent appointed by the Corporation. The Corporation may at its sole discretion appoint itself or an affiliate as calculation agent.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Common Stock” means any and all classes of common stock of the Corporation, including the Class A Common Stock, $1.00 par value per share, of the Corporation and the Class B Common Stock, $1.00 par value per share, of the Corporation.

“Corporation” means First Citizens BancShares, Inc., a Delaware corporation.

“Designee” has the meaning set forth in the definition of Five-Year Treasury Rate.

“Dividend Payment Date” has the meaning set forth in Section 4(b).

“Dividend Period” has the meaning set forth in Section 4(b).

“Dividend Rate” has the meaning set forth in Section 4(b).

“DTC” means The Depository Trust Company and its successors or assigns.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

“First Reset Date” means December 15, 2030.

“Five-Year Treasury Rate” means (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the relevant reset dividend determination date (or, if fewer than five Business Days appear, such number of Business Days appearing) appearing under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days immediately preceding the relevant reset dividend determination date (or, if fewer than five Business Days appear, such number of Business Days appearing) appearing under the caption “Treasury Constant Maturities” in the H.15 Daily as of 5:00 p.m. (Eastern Time) as of any date of determination.

If the Corporation, in its sole discretion, determines that the Five-Year Treasury Rate (the “Base Rate”) cannot be determined in the manner applicable for such rate (which, as of the Original Issue Date, is pursuant to the methods described in clauses (i) or (ii) above), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the depositary shares representing interests in the Series D Preferred Stock or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable Base Rate (which, as of the Original Issue Date, is the initial Base Rate). If the Designee determines that there is such an industry-accepted successor Base Rate, then the Five-Year Treasury Rate shall be such successor Base Rate and, in that case, the Designee may then determine and adjust the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor Base Rate, including any adjustment factor needed to make such successor Base Rate comparable to the then-applicable Base Rate (which, as of the Original Issue Date, is the initial Base Rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the then-applicable Base Rate, then the Five-Year Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 3.699%.

The Five-Year Treasury Rate will be determined by the Calculation Agent on the Reset Dividend Determination Date.

“H.15 Daily” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve.

“Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Corporation, the Transfer Agent, the Registrar and any paying agent as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and for all other purposes.

“Nonpayment Event” has the meaning set forth in Section 8(c).

“Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Original Issue Date” means the first date on which any share of Series D Preferred Stock is issued and outstanding.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Director” has the meaning set forth in Section 8(c).

“Preferred Stock” shall mean any and all series of preferred stock of the Corporation, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock.

“Record Date” has the meaning set forth in Section 4(b).

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series D Preferred Stock, and its successors and assigns.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series D Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the Series D Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series D Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series D Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy standards of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines or regulations of the Federal Reserve or the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series D Preferred Stock is outstanding.

“Reset Date” means December 15, 2030 and each date falling on the fifth anniversary of the preceding Reset Date, in each case, regardless of whether such day is a Business Day.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including December 15, 2030 to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

“Series A Preferred Stock” has the meaning set forth in Section 2(b).

“Series B Preferred Stock” has the meaning set forth in Section 2(b).

“Series C Preferred Stock” has the meaning set forth in Section 2(b).

“Series D Junior Securities” has the meaning set forth in Section 2(a).

“Series D Parity Securities” has the meaning set forth in Section 2(b).

“Series D Preferred Stock” has the meaning set forth in Section 1.

“Special Voting Preferred Stock” has the meaning set forth in Section 8(c).

“Transfer Agent” means Broadridge Corporate Issuer Solutions, LLC acting as the Transfer Agent and the Registrar for the Series D Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

Section 4. Dividends.

(a) From and after the Original Issue Date, Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(b), and no more.

(b) Subject to Section 4(a), Holders shall be entitled to receive non-cumulative cash dividends on the $100,000 per share liquidation preference at a rate equal to (i) 7.000% from the Original Issue Date to, but excluding, the First Reset Date and (ii) during each Reset Period, the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date plus 3.301% from, and including, the First Reset Date (each such rate pursuant to clause (i) or clause (ii), a “Dividend Rate”), in each case computed in accordance with Section 4(d) and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2026 (each such date, subject to adjustment as provided below, a “Dividend Payment Date”). Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the 15th calendar day before the applicable Dividend Payment Date or such other date, not less than 15 calendar days nor more than 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series D Preferred Stock) to, but excluding, the following Dividend Payment Date is herein referred to as a “Dividend Period,” except that the initial Dividend Period will commence on and include the Original Issue Date and will end on and include March 14, 2026.

(c) If a day that would otherwise be a Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date but dividends on the Series D Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of the Series D Preferred Stock).

(d) The amount of the dividend computed per share of Series D Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series D Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 5, unless the Corporation defaults in the payment of the redemption price of the shares of the Series D Preferred Stock called for redemption.

(e) The Dividend Rate for each Reset Period will be determined by the Calculation Agent. Absent manifest error, the Calculation Agent’s determination of the Dividend Rate for a Reset Period for the Series D Preferred Stock will be binding and conclusive on the Holders, the Transfer Agent and the Corporation.

(f) Dividends on the Series D Preferred Stock are non-cumulative. If for any reason the Board of Directors does not authorize and the Corporation does not declare a dividend on the Series D Preferred Stock or if the Board of Directors authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the applicable Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series D Preferred Stock or the Common Stock or any other class or series of Preferred Stock.

(g) If full dividends on all outstanding shares of the Series D Preferred Stock for any Dividend Period have not been authorized, declared, and paid or set aside for payment, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Series D Junior Securities during the next succeeding Dividend Period, other than:

(1) dividends payable solely in Series D Junior Securities;

(2) redemptions, purchases or other acquisitions of Series D Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan;

(3) any declaration of a dividend in connection with any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(4) conversions into or exchanges for other Series D Junior Securities and cash solely in lieu of fractional shares of the Series D Junior Securities.

If dividends for any Dividend Payment Date are not paid in full on the shares of the Series D Preferred Stock and there are issued and outstanding shares of Series D Parity Securities with the same Dividend Payment Date, then all dividends declared on shares of the Series D Preferred Stock and such Series D Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Series D Preferred Stock and all such Series D Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been authorized by the Board of Directors and declared by the Corporation out of legally available funds and including, in the case of any such Series D Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(h) Payments of cash for dividends will be delivered to the Holder or, if any interests in the Series D Preferred Stock are held through depositary shares, through the processes set by the depositary.

Section 5. Redemption.

(a) The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series D Preferred Stock is not redeemable prior to December 15, 2030. On and after that date, the Series D Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at a redemption price equal to $100,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends, on any Dividend Payment Date. Holders of Series D Preferred Stock will have no right to require the redemption or repurchase of Series D Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, all (but not less than all) of the shares of the Series D Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share, plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the applicable Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period, upon notice given as provided in subsection (b) below. Redemption or repurchase of Series D Preferred Stock is subject to receipt of any required prior approval of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s appropriate federal banking agency as defined in 12 U.S.C. § 1813, as amended) and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s appropriate federal banking agency) applicable to redemption of the Series D Preferred Stock.

(b) If shares of Series D Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail or electronically delivered to the holders of record of Series D Preferred Stock to be redeemed, mailed or electronically delivered not less than 5 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing proportional interests in the Series D Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed and, if less than all the shares of Series D Preferred Stock held by a holder are to be redeemed, the number of such shares of Series D Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates representing shares of Series D Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series D Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series D Preferred Stock will terminate, except the right to receive the redemption price plus any authorized, declared and unpaid dividends (or in the case of a redemption following the occurrence of a Regulatory Capital Treatment Event, the redemption price plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the applicable Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period). Any notice of redemption, once given, shall be irrevocable.

(c) In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable and permitted by the rules of any stock exchange on which the Series D Preferred Stock or related depositary shares are listed.

Section 6. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $100,000 per share of Series D Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, without accumulation of any undeclared dividends, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Series D Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series D Preferred Stock and the corresponding amounts payable on any Series D Parity Securities, Holders and the holders of such Series D Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding-up.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Delaware General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series D Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 7. Maturity. The Series D Preferred Stock shall be perpetual.

Section 8. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series D Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series D Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series D Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1) authorize, create, or issue, or increase the authorized amount of, shares of any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Corporation’s capital stock;

(2) amend, alter, or repeal the provisions of the Certificate of Incorporation (including this Certificate of Designation), whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series D Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series D Junior Securities or any Series D Parity Securities, or any securities convertible into or exchangeable for Series D Junior Securities or Series D Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series D Preferred Stock; or

(3) consolidate with or merge into any other corporation, complete a binding share exchange or reclassification involving the Series D Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation unless, in any case, the shares of Series D Preferred Stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the Series D Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series D Preferred Stock to effect such redemption.

(c) If the Corporation fails to pay, or declare and set aside for payment, dividends on outstanding shares of the Series D Preferred Stock or any Series D Parity Securities having voting rights on parity with the voting rights provided to the Series D Preferred Stock (“Special Voting Preferred Stock”) for any Series D Dividend Periods that, in the aggregate, equal 18 months, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be increased by two and the holders of the Series D Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships; provided, however, that at no time shall the Board of Directors include more than two Preferred Directors; provided further that the election of any such Preferred Directors may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). At the request of any holder of Series D Preferred Stock, a special meeting of the holders of Series D Preferred Stock and any such Special Voting Preferred Stock shall be called by the Corporation for the election of the Preferred Directors; provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, such election of Preferred Directors shall be held at such next annual or special meeting of stockholders), followed by such election of such Preferred Directors at each subsequent annual meeting of stockholders until full dividends have been declared and paid on the Series D Preferred Stock for Series D Dividend Periods after the Nonpayment Event that, in the aggregate, equal at least 12 consecutive months, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

When dividends have been paid in full (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series D Preferred Stock for Series D Dividend Periods after a Nonpayment Event that, in the aggregate, equal at least 12 consecutive months, then the right of the holders of Series D Preferred Stock to elect the Preferred Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately, and the Corporation’s authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, by a majority of the outstanding shares of Series D Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred

Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series D Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences); provided that the filling of any such vacancy may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). The Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(d) The rules and procedures for calling and conducting any meeting of the holders of Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series D Preferred Stock is listed or traded at the time.

Section 9. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent and Registrar for the Series D Preferred Stock shall initially be Broadridge Corporate Issuer Solutions, LLC, and the paying agent for the Series D Preferred Stock shall initially be Broadridge Corporate Issuer Solutions, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar, and paying agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid or the date of such delivery, if delivered by electronic mail, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Certificate of Designation (or such e-mail address as specified by the Corporation, in the case of delivery by electronic mail), or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder or holder at the address (or e-mail address, in the case of delivery by electronic mail) of such Holder or holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series D Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address (or e-mail address, in the case of delivery by electronic mail) as the Corporation or any such Holder or holder, as the case may be, shall have designated by notice similarly given.

Section 11. No Preemptive Rights. No share of Series D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12. Other Rights. The shares of Series D Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 13. Certificates. The Corporation may, at its option, issue shares of Series D Preferred Stock without certificates.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Frank B. Holding, Jr., its Chairman and Chief Executive Officer, as of November 14, 2025.

First Citizens BancShares, Inc.

By:	/s/ Frank B. Holding, Jr.
Name:	Frank B. Holding, Jr.
Title:	Chairman and Chief Executive Officer